Exhibit 99.1

MEMSIC Announces Fourth-Quarter 2010 Results

Magnetic Sensor Sales Continue to Increase, Reflecting Growing Adoption of Smartphones

ANDOVER, Mass., March 14, 2011 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the fourth quarter ended December 31, 2010.

•	Revenues rose to $11.4 million from $5.6 million in the fourth quarter of 2009.

•	Gross margin was 41.1% compared to 47.8% in the 2009 quarter.

•	Operating expenses totaled $6.3 million compared to $3.9 million in the 2009 quarter, including an increase in R&D expense to $2.3 million from $1.1 million.

•	Net loss in the 2010 fourth quarter was $1.1 million, or $0.05 per diluted share, compared to net loss of $0.8 million, or $0.03 per diluted share, in the prior-year period.

•	EBITDA in the 2010 fourth quarter was ($0.1) million, compared to ($0.6) million in the fourth quarter of 2009

MEMSIC Chairman, President and CEO, Dr. Yang Zhao commented, “In addition to exceeding our quarterly revenue guidance, our bottom-line results were significantly better than projected. Sales of our magnetic sensor continued to grow as demand for Android-based smartphones expanded worldwide.  Our highly competitive product and manufacturing capacity in China position MEMSIC well to benefit from the fast growth in this market. We expect this trend to continue through 2011, and are continuing to pursue new business opportunities with global Tier 1 mobile phone manufacturers.

“Our sales to the automotive sector continued to increase with the ramping up of production in vehicle stability control applications.  In addition, revenue from industrial applications grew as a result of our Crossbow acquisition in January 2010.

“We were pleased to realize gross margin improvement from earlier this year as a result of manufacturing migration to China as well as on-going cost reduction efforts. Furthermore, with the addition of Dr. Paul Zavracky, who came on board in January as President of North American and European Operations, we are putting high emphasis on growing business in North America and Europe.

“Our strong R&D investment reflects our focus on building a continuous pipeline of new products that take advantage of our unique technology platform – combining MEMSIC’s core competency in ultra-low-cost sensor product design and manufacturing with the multi-sensor system integration capabilities we acquired from Crossbow.  Our new multi-sensor and MCU integrated system products will be targeted at both the IC level for the consumer and mobile market and the module level for the high-end industrial, automotive, and general aviation markets.  Our overall goal is to position MEMSIC as a world expert and leader in sensor solutions targeted to a wide range of markets and customer applications.”

The company’s fourth-quarter 2010 results include revenue from the products MEMSIC acquired from Crossbow Technology, Inc. in January 2010 and costs related to the addition of Crossbow engineering and sales staff.  The 2010 and the 2009 fourth quarter results include $0.4 million and $0.3 million, respectively, in stock-based compensation.

Full-Year-2010 Financial Results
For the year ended December 31, 2010, MEMSIC reported revenue of $38.7 million, a 36% increase from 2009.  Net loss for 2010 was $7.4 million on a GAAP basis, or $0.31 per diluted share, compared to a net income of $24,000, or $0.00 per diluted share, for 2009.

Outlook
For the first quarter of 2011, MEMSIC anticipates revenue in the range of $11.5 to $12.0 million.  Net loss, including stock-based compensation of $0.4 million, is expected to be in the range of $0.06 to $0.08 per share.  Average diluted share count for the 2011 first quarter is estimated to be 24 million.

Conference Call
Management will hold a conference call and webcast at 5:00 p.m. EDT on March 14, 2011 to review and discuss the Company's results.

What:	MEMSIC 4Q 2010 financial results conference call and webcast
When:	Monday, March 14, 2011
Time:	5:00 p.m. EDT
Live Call:	(877) 291-1367, domestic
(914) 495-8534, international
Replay:	(800) 642-1687, pass code 45389974, domestic
(706) 645-9291, pass code 45389974, international
Webcast:	http://investor.memsic.com (live and replay)

About Non-GAAP Financial Information
Earnings before interest, taxes, depreciation and amortization, or EBITDA, is a measure used by management to evaluate the company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.
MEMSIC Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source:  MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried/ Jody Burfening Lippert Heilshorn & Associates (212) 838-3777 ir@memsic.com

MEMSIC, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	55,694,205	$66,970,736
Restricted cash	2,928,933	863,439
Accounts receivable, net of allowance for doubtful accounts of $6,441	3,664,444	2,670,144
Inventories	8,923,127	4,988,611
Other assets	2,537,445	1,004,458
Total current assets	73,748,154	76,497,388

Property and equipment, net	22,015,502	14,591,828
Long-term investments	5,020,000	5,353,000
Goodwill	4,919,513	-
Intangible assets, net	11,894,328	988,270
Other assets	67,599	81,455
Total assets	$117,665,096	$97,511,941

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	4,563,420	$1,115,694
Accrued expenses	2,969,839	1,603,977
Advance research funding	2,928,933	863,439
Total current liabilities	10,462,192	3,583,110

Note payable to bank	17,930,000	-
Deferred rent	90,036	58,541
Total other liabilities	18,020,036	58,541

Stockholders’ equity:

Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,810,613 and 23,793,113
shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	238	238

Additional paid-in capital	99,615,378	98,112,408
Accumulated other comprehensive income	3,029,372	2,218,496
Accumulated deficit	(13,823,565)	(6,460,852)
MEMSIC, Inc. stockholders' equity	88,821,423	93,870,290

Noncontrolling interest related to joint venture in Japan	361,445	-
Total stockholders' equity	89,182,868	93,870,290

Total liabilities and stockholders’ equity	$117,665,096	$97,511,941

MEMSIC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$11,439,239	$5,612,321	$38,651,577	$28,372,015
Cost of goods sold	6,741,931	2,930,854	23,326,823	15,436,281
Gross profit	4,697,308	2,681,466	15,324,754	12,935,734

Operating expenses:
Research and development	2,311,587	1,141,062	8,697,981	5,229,986
Sales and marketing	1,535,130	705,135	5,092,353	2,328,025
General and administrative	2,015,663	2,032,334	8,546,722	6,147,683
Amortization expense	408,109	37,222	1,549,377	147,334
Total operating expenses	6,270,489	3,915,754	23,886,433	13,853,028

Operating loss	(1,573,181)	(1,234,287)	(8,561,679)	(917,294)

Other income:
Interest and dividend income	122,365	153,919	442,167	819,091
Foreign exchange gain	322,480	(5,237)	682,290	(11,346)
Other, net	62,439	112,681	132,992	226,077
Total other income	507,284	261,364	1,257,449	1,033,822

Earnings (loss) before income taxes	(1,065,897)	(972,923)	(7,304,230)	116,528
Provision for (benefit from) income taxes	73,474	(196,388)	(5,628)	92,633
Net income (loss)	(1,139,371)	(776,535)	(7,298,602)	23,895

Less: net income attributable to noncontrolling interest	(1,982)	-	64,111	-
Net income (loss) attributable to MEMSIC, Inc.	$(1,137,389)	$(776,535)	(7,362,713)	$23,895

Net income (loss) per common share to MEMSIC, Inc.:
Basic	$(0.05)	$(0.03)	$(0.31)	$0.00
Diluted	$(0.05)	$(0.03)	$(0.31)	$0.00

Weighted average shares outstanding used in calculating
net income (loss) per common share:
Basic	23,806,564	23,788,122	23,803,414	23,740,592
Diluted	23,806,564	23,788,122	23,803,414	24,007,456

MEMSIC, Inc.
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes
and Depreciation and Amortization (EBITDA)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net income (loss)	$(1,137,389)	$(776,535)	$(7,362,713)	$23,895
Interest (income) expense, net	(122,365)	(153,919)	(442,167)	(819,091)
Income tax expense (benefit)	73,474	(196,388)	(5,628)	92,633
Depreciation and amortization	1,039,749	528,272	3,862,416	2,046,625
EBITDA	$(146,531)	$(598,570)	$(3,948,092)	$1,344,062